Exhibit 99.1

Chart Industries Receives $1.1 Billion of Financing Commitments and Confirms Harsco Air-X-Changers Closing Date

Atlanta, GA | June 5, 2019 | Chart Industries, Inc. (“Chart”) (Nasdaq: GTLS) announced today that it has received commitments for $1.1 billion of financing, consisting of a revolving credit facility which will replace and extend Chart’s existing $550 million revolver, and a new term loan, both of which were oversubscribed. The committed financing will provide available cash to fund Chart’s previously announced pending acquisition of Harsco Corporation’s Industrial Air-X-Changers business (“Harsco AXC”), which is expected to close on July 1, 2019.

•	Announces $1.1 billion of committed financing.

•	Received early termination under the HSR Act for the Harsco Air-X-Changers acquisition.

•	Confirms the expected acquisition closing date of July 1, 2019.

•	Reiterates full year 2019 sales guidance of $1.41 billion to $1.46 billion and adjusted EPS of $2.85 to $3.20.

The receipt of commitments for the $1.1 billion financing described above (in each case subject to the negotiation of definitive documentation) in conjunction with our antitrust clearance under the HSR Act confirms July 1, 2019 as the expected closing date for the Harsco AXC acquisition. Harsco AXC is projected to generate net sales of approximately $260 million in full year 2019 and 23% EBITDA margin as a percentage of sales. Upon closing, Harsco AXC will be immediately gross margin, operating margin, and EBITDA margin accretive to Chart. With over $20 million of cost synergies expected in the first 12 months of ownership, we expect further margin expansion in the business.

“We are very pleased with the overwhelming support from existing and new banks to offer committed funding to Chart,” said Jill Evanko, Chart Industries’ CEO. “Their support further affirms the strategic direction of this acquisition and our plan for profitable future growth.”

As previously announced, upon closing, Chart will report externally in four segments: (i) Distribution & Storage East (“D&S East”), (ii) Distribution & Storage West (“D&S West”), (iii) Energy & Chemicals Cryogenics (“E&C Cryogenics”) and (iv) Energy & Chemicals FinFans (“E&C FinFans”). E&C Cryogenics will contain our brazed aluminium heat exchangers and cold boxes, focusing on executing on-time, quality systems for our customers, in particular, our big LNG order pipeline. E&C FinFans will focus on our unique and broad product offering and capabilities in air cooled heat exchangers and fans. This segment will be comprised of the Hudson Products businesses, Harsco AXC, and Chart Cooler Services.

Given the confirmation on expected timing, we are reiterating our 2019 guidance. Our full year 2019 guidance assumes the Harsco AXC acquisition closes on July 1, 2019, and includes additional interest from the contemplated financing. Our guidance assumes LNG project revenue in 2019 from the Venture Global Calcasieu Pass and Golar Gimi projects of $28 million to $30 million, which is subject to project timing. Sales are expected to be in the range of $1.41 billion to $1.46 billion for the full year of 2019. We expect full year adjusted earnings per diluted share to be in the range of $2.85 to $3.20 per share, on approximately 32.5 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22% to 23%. Our capital expenditures for 2019 are expected to be in the range of $35 million to $40 million, which includes the build out of an LNG fuel systems production line in Europe and maintenance and productivity capital for the second half of 2019 for Harsco AXC. Our weighted average shares projection excludes any potential future dilution impact associated with our convertible notes.

Contact:

Jillian Evanko
Chief Executive Officer 630-418-9403
jillian.evanko@chartindustries.com

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding the proposed acquisition of Harsco’s Industrial Air-X-Changers Business, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the conditions to the completion of the acquisition may not be satisfied; closing of the acquisition may not occur or be delayed; the Company may be unable to achieve the anticipated benefits of the acquisition (including with respect to synergies and anticipated margins); revenues following the acquisition may be lower than expected; operating costs, customer losses, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.